Exhibit 10.11

February 1, 2012

Mr. David G. Ellen
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Dear David:

This letter agreement (the “Agreement”), effective on the date hereof, will confirm the terms of your continued employment by Cablevision Systems Corporation (the “Company”).

1. Your title continues to be Executive Vice President and General Counsel and you will continue to report to the Chief Executive Officer of the Company.  You agree to continue to devote your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law.

2. Your current base salary  is $850,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion.  With respect to the annual review for 2012 anticipated to be conducted by the Compensation Committee in February or March of 2012, the expectation is that you will receive the same percentage increase, if any, in base salary, annual target bonus opportunity and/or aggregate LTIP target value that is granted by the Compensation Committee other similarly situated executives (such as the CFO) receive.

3. You will also continue to participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 95% of your annual base salary.  Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance.  However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion.  Bonuses are typically paid early in the subsequent calendar year.  Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid.

4. You will also continue to be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee, to participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. In calendar year 2012, for example, you will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of not less than $2,200,000, all as determined by the Compensation Committee in its discretion. Both types of awards are expected to be subject to three year cliff vesting. Any such awards, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made.

Mr. David G. Ellen

5. You will also continue to be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.  We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a savings and retirement program; and ten paid holidays.  You will also continue to be eligible for four (4) weeks of vacation to be accrued and used in accordance with Company policy.

6. If your employment with the Company is terminated prior to December 31, 2016 (the “Scheduled Expiration Date”) (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)
Severance in an amount (the “Severance Amount”) equal to two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates.  Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)
Any unpaid annual bonus for the calendar year prior to the calendar year which includes your Termination Date, which will be paid to you when such bonuses are generally paid to similarly situated active employees and will be calculated on the same basis as if you remained an active employee at the time of determination and payment of such bonuses; and a pro rated bonus based on the amount of your base salary actually earned by you during the calendar year through the Termination Date, provided that such bonus payment, if any, will be payable to you if and when such bonuses are generally paid to similarly situated active employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Company in its sole discretion, but without adjustment for your individual performance;

(c)
Each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation Committee (subject to satisfaction of any applicable performance criteria); provided, however, that (i) in the event of a “Going Private Transaction”, as such term is defined in your respective long-term cash performance award agreements, then any more favorable provisions set forth in such agreements (including with respect to timing of payment) with respect to treatment of outstanding awards in the event of a Going Private Transaction shall be applicable in lieu of the foregoing provisions; and (ii) for the avoidance of doubt, in the event of a “Change of Control”, as such term is defined in your respective long-term cash performance award agreements, your outstanding long-term awards shall be paid to you at the same time as such awards are paid to active employees of the Company, if such time is earlier than you otherwise would have been paid such awards pursuant hereto.

Mr. David G. Ellen

(d)
Each of your outstanding restricted stock or restricted stock unit awards granted to you under the plans of the Company shall continue to vest in accordance with their original vesting schedule and payments or deliveries with respect to your restricted stock and restricted stock units shall be made on the original vesting date (or, in the case of restricted stock units, on the original distribution date); provided, however, that at the time of your termination from employment, the Company shall withhold and settle a portion of each of your outstanding restricted stock awards in an amount sufficient to fund the minimum statutory tax withholding requirements (including, federal, state and local income and employment taxes) resulting from the recognition of income in respect of each such outstanding restricted stock award, and make a payroll tax contribution in such amount on your behalf; and

(e)
Each of your outstanding stock options and stock appreciation awards under the plans of the Company shall continue to vest in accordance with their original vesting schedule and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

If you die after a termination of your employment that is subject to this Paragraph 6, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 6.

7.  If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your physical or mental disability, and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraphs 6(b), (d) and (e) above, and each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

Mr. David G. Ellen

8.  For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers).

9.   Except as otherwise set forth in Paragraphs 6, and 7 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company.

10.   For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent, (A) your base salary or annual target bonus (as each may be increased from time to time in the Company’s sole discretion) is reduced, (B) your title (as in effect from time to time) is diminished, (C) you report directly to someone other than the Chief Executive Officer of the Company, (D) the Company requires that your principal office be located outside of Nassau County or the Borough of Manhattan, (E) the Company materially breaches its obligations to you under this Agreement; or (F) your responsibilities as in effect immediately after the date hereof are thereafter materially diminished, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

11.  This Agreement does not constitute a guarantee of employment for any definite period.  Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.

12.  The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation.  If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds.  In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved.

Mr. David G. Ellen

13.  It is intended that this Agreement will comply with Section 409A of the Code and Section 409A to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period.  Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.

14.  To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

15.  The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A.  The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 15, including any attorney’s fees you may incur in enforcing your rights.

16.  It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment comply with Section 409A.  If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

Mr. David G. Ellen

17. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

18.  To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

19. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York , Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate.  You and the Company each agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

20.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

21. You agree to keep this Agreement and its terms strictly confidential (unless it is made public by the Company); provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law) and (2) you are authorized to disclose this Agreement and its terms to your legal, financial and tax advisors so long as such advisors agree to maintain the confidentiality of this Agreement.

22.  This Agreement reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto, including the prior employment agreement between you and the Company (the “Original Agreement”) which shall automatically terminate and be of no further force and effect upon the execution hereof: provided, however, that you shall continue to be entitled to any compensation, payments or other benefits to which you became entitled prior to the date hereof pursuant to the Original Agreement which have not been paid or delivered to you as of the date hereof (without duplication of any compensation, payment or other benefit payable to you pursuant to this Agreement).

Mr. David G. Ellen

23.  This Agreement will automatically terminate, and be of no further force or effect, on December 31, 2016; provided, however, that the provisions of Paragraphs 6 through 9, 12 through 23 and Annex A shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

Sincerely,

CABLEVISION SYSTEMS CORPORATION

/s/ James L. Dolan

By: James L. Dolan
Title: Chief Executive Officer

Accepted and Agreed:

/s/ David G. Ellen

David G. Ellen

Mr. David G. Ellen

ANNEX A
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, fan, vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’, cable, data, telephone, programming, advertising, film production, motion picture exhibition, newspaper, multichannel video data and distribution services or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates subsidiaries, officers, directors, employees, consultants or agents.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain;

b) disclosed to you by a third party with the right to disclose it in good faith; or

Mr. David G. Ellen

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company and to the extent permissible under applicable rules of professional responsibility, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any person or entity that competes with any of the Company’s or its affiliates’ cable television, telephone, on-line data, on-line content, or newspaper businesses or that competes with any of the Company’s or its affiliates’ programming businesses, nationally or regionally or that competes with any other business of the Company or its affiliates that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made; or (2) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association. For purposes of this Agreement, an affiliate of the Company shall mean an entity that directly or indirectly controls or is controlled by the Company. An entity shall be deemed to compete with the on-line content business of the Company, or any of its affiliates only if the entity directly competes against the on-line content business of the Company, or its affiliate; provided, however, that an entity’s business shall not be deemed to directly compete merely by the fact that the business sells ads on-line, unless the business specifically targets such ads to the same customers or potential customers as being targeted by the on-line content business of the Company, its subsidiary or affiliate. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. This agreement not to compete will expire upon the one year anniversary of the date of your termination of employment with the Company.

3.  ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, or successors and assigns.

Mr. David G. Ellen

Unless the Company determines in good faith that you have committed any malfeasance during your employment by the Company, the Company agrees that its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs,  inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

4.  FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $6,800 per day for each day or part thereof, within 30 days of approved invoice therefor.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5.  NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its subsidiaries or affiliates (other than The Madison SquareGarden Company and its subsidiaries or AMC Networks, Inc. or its subsidiaries), until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.

Mr. David G. Ellen

6.  ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision or because of  applicable rules of professional responsibility, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or the expiration of the Agreement.